Amendment No. 1 to
Pricing Supplement No. 67  Dated February 17, 1998
(To Prospectus Supplement dated December 1, 1997
and Prospectus dated November 24, 1997)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-40447

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Fixed Rate Notes)

Principal Amount: $5,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AT5

Trade Date: February 17, 1998

Settlement Date: February 19, 1998

Maturity Date: February 11, 2013

Price to Public (Issue Price): 100%

Net Proceeds to Issuer:  98.725% plus accrued interest from
                         February 11, 1998

Interest Rate (per annum):  6.50%

Interest Payment Date(s): Monthly on the 11th of each month, commencing March 11, 1998 (subject to Business Day convention described in the Prospectus Supplement).

Record Date(s):     ( X ) The fifteenth day (whether or not
a Business Day) next preceding each Interest Payment Date.
                    (   )  Other:

Day Count Basis:       ( X)  30/360
                      (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
         (   )   Certificated Note

Redemption:
 ( ) The Notes may not be redeemed prior to stated maturity.
 ( X ) The Notes may not be redeemed prior to February 11, 2002. The Notes may be redeemed at the option of the Company upon at least 10 calendar days notice, in whole but not in part, on February 11, 2002 and semi-annually thereafter on each August 11 and February 11 (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption. Upon redemption by the Company, neither party shall have further payment obligations to the other under the terms of this transaction.

Optional Redemption Date(s): February 11, 2002 and semi-annually thereafter on each August 11 and February 11
(subject to Business Day convention described in the Prospectus Supplement)

Initial Redemption Date:  February 11, 2002 (subject to
Business Day convention described in the Prospectus
Supplement)

Initial Redemption Percentage: See above
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of payment to Senior Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative Obligations of the Company. At December 31, 1997 the amount of indebtedness constituting Senior Indebtedness was approximately $11.5 billion and the amount of Derivative Obligations was immaterial.

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:

     The Company will sell the Notes to J.P. Morgan
Securities Inc. ("JPMSI") at a price of 98.725% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $5,000,000 aggregate principal amount of the Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated at a price of 98.725% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI and Merrill
Lynch, Pierce, Fenner & Smith Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

$35,000,000 aggregate principal amount of the Notes were issued February 11, 1998 as described in Pricing Supplement
No. 61 dated January 23, 1998.  This Pricing Supplement No.
67 relates to an additional $5,000,000 aggregate principal amount of the Notes to be issued on the settlement date, February 19, 1998.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.


Other Information:

Effective December 31, 1997, J.P. Morgan adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share, which establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 and related pronouncements, and replaces the computations of Primary and Fully Diluted EPS with Basic and Diluted EPS, respectively. Unlike Primary EPS, Basic EPS excludes the dilutive effects of options and convertible securities.
Diluted EPS is very similar to the previously reported Fully Diluted EPS. In 1997, Basic EPS and Diluted EPS were $7.71 and $7.17 respectively. The following EPS amounts have been restated to conform to the new requirements. Basic EPS was $8.11, $6.70, $6.20 and 8.06 in 1996, 1995, 1994 and 1993, respectively. Diluted
EPS was $7.63, $6.42, $6.02, and $7.80 in 1996, 1995, 1994 and
1993, respectively. Basic and Diluted EPS in 1993 includes a $0.70 and $0.68 per share charge, respectively, related to the cumulative effect of a change in accounting for postretirement benefits adopted January 1, 1993.